EXHIBIT 10.1

BERKSHIRE HILLS BANCORP, INC.

BERKSHIRE BANK

THREE-YEAR EXECUTIVE CHANGE IN CONTROL AGREEMENT

This Three-Year Executive Change in Control Agreement (the “Agreement”) is made effective as of September 22, 2016, by and among Berkshire Hills Bancorp, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, and its wholly-owned subsidiary, Berkshire Bank (the “Bank”), a state chartered trust company with its principal administrative offices at 24 North Street, Pittsfield, Massachusetts 01201 and James M. Moses (the “Executive”).

WHEREAS, the Company and the Bank (collectively, the “Employers”) wish to provide for the continuing employment of the Executive; and

WHEREAS, in order to induce the Executive to accept continuing employment with the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event the Executive’s employment is terminated under specified circumstances in connection with or following a Change in Control (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.           TERM OF AGREEMENT.

(a)           Three Year Term, Annual Renewal.  The period of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of approximately thirty-six (36) calendar months thereafter until September 30, 2019.  Within sixty (60) days prior to September 30, 2017, and continuing annually thereafter (each such date being a “Renewal Date”), the Compensation Committee of the Board of Directors of the Employers (the “Board”) may act to extend the term of this Agreement for an additional year, such that the remaining term of this Agreement will be three years, unless written notice of non-renewal is provided to the Executive by the Board at least thirty (30) days prior to any such Renewal Date, in which case the term of this Agreement will become fixed and will terminate at the end of the three (3) year period following the last Renewal Date when this Agreement was so extended.  Prior to each Renewal Date, the Compensation Committee of the Board will review a performance evaluation of Executive for purposes of determining whether to allow this Agreement to automatically extend, and the results thereof will be included in the minutes of the Board’s meeting on or next following the Renewal Date.

(b)           Notwithstanding the foregoing, if a Change in Control occurs during the term of this Agreement, the term of this Agreement shall automatically be extended for three years after the date of the Change in Control.

2.           DEFINITIONS.

(a)           “Change in Control” of the Bank or Company shall mean an event of a nature that:

(i)           would be required to be reported in response to Item 5.01of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)           results in a Change in Control of the Bank or the Company within the meaning of the Bank Change in Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Company, as in effect on the date hereof; or

(iii)           results in a Change in Control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and the applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

(iv)           without limitation such a Change in Control shall be deemed to have occurred at such time as

(A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Bank or the Company; or

(B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or

(C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the resulting entity; or

(D) solicitations of shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed; or

(E) a tender offer is made for 20% or more of the voting securities of the Bank or the Company and shareholders tender their shares equal to at least 20% of the Company’s shares pursuant to such tender offer.

(b)           Date of Termination shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive’s termination exists, the “Date of Termination” shall be determined in accordance with Section 5 of this Agreement.

(c)           Good Reason means:

(1)           CEO Does Not Continue.  In the event that the Chief Executive Officer of the Company and the Bank immediately prior to the Change in Control is not the Chief Executive Officer of the resulting entity with similar responsibilities and duties and any of the following occurs without the Executive’s express written consent:

(i)           (1) a material diminution in the Executive’s annual compensation or benefits as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (2) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (3) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report,

(ii)           any material breach of this Agreement by the Employer, or

(iii)           any relocation of the Executive’s principal place of employment by more than 25 miles from its location immediately prior to a Change in Control,

then the Executive may voluntarily terminate employment in accordance with this Section 2(c)(1) and Section 2(c)(3).

(2)           CEO Does Continue.  In the event that the Chief Executive Officer of the Company and the Bank immediately prior to the Change in Control is the Chief Executive Officer of the resulting entity with similar responsibilities and duties and any of the following occurs without the Executive’s express written consent:

(i) a material diminution in the Executive’s annual compensation or benefits as in effect immediately prior to the date of the Change in Control;

(ii)  a material change in work schedule (e.g., from full time to part time or to materially more than previously required without a commensurate increase in compensation); or

(iii)  a relocation of his principal place of employment by more than fifty (50) miles,

then the Executive may voluntarily terminate his employment for Good Reason during the one-year period following the Change in Control and receive the payments and benefits provided under this Agreement (assuming the Good Reason has not been cured as set forth in Section 2(c)(3)).

In addition, if the reason to terminate is a Good Reason as defined in Section 2(c)(1), and the Chief Executive Officer of the Company and the Bank immediately prior to the Change in Control is the Chief Executive Officer of the resulting entity with similar responsibilities and duties, the Executive may provide the notice of Good Reason, within the time specified in Section 2(c)(3), with the termination of employment effective upon the expiration of the remainder of the one-year period following the Change in Control, and only during a period of 30 days thereafter (e.g., in the 13th month following a Change in Control), assuming the Good Reason has not been cured by the Employer. If one of the events described above in Section 2(c)(1) occurs more than one year following the date of the Change in Control, but during the remaining term of the Agreement, then the Executive may terminate his employment in accordance with this Section 2(c)(1) by providing a notice of Good Reason (assuming the Good Reason has not been cured as set forth in Section 2(c)(3)).

(3)           Notice and Cure Period.  Notwithstanding the foregoing, prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within sixty (60) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive.  If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employer does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(d)           Termination for Cause shall mean termination because of, in the good faith determination of the Board, the Executive’s:

(i) personal dishonesty;

(ii)  willful misconduct;

(iii) breach of fiduciary duty involving personal profit;

(iv) intentional failure to perform stated duties;

(v) willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order;

(vi) material breach of any provision of this Agreement which results in a material loss to the Company or the Bank; or

(vii) conviction of a crime or act involving moral turpitude or a final judgment rendered against the Executive based upon actions of the Executive which involve moral turpitude.

For the purposes of this subsection (c), no act, or the failure to act, on the Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Employer or their affiliates.  Notwithstanding the foregoing, the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 5 of this Agreement through the Date of Termination, stock options granted to the Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to the Executive under any stock-based incentive plan of the Employer or any subsidiary or affiliate thereof vest. At the Date of Termination, such stock options and such unvested stock awards shall become null and void and shall not be exercisable by or delivered to the Executive at any time subsequent to such Date of Termination for Cause.

3.           TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL.

(a)           In the event the Executive’s employment by the Employer is terminated in connection with or subsequent to a Change in Control and during the term of this Agreement by (i) the Employer for other than Termination for Cause, or (ii) the Executive for Good Reason, then the Employer shall pay to the Executive in a lump sum cash payment within ten (10) days after the Date of Termination (or in the event of the Participant’s death prior to payment, the Participant’s beneficiary or beneficiaries (or estate in the event there is no beneficiary election)), the aggregate of the following amounts:

(i)  Salary.  Accrued but unpaid salary through the Date of Termination; and

(ii)           Annual Cash Incentive.  Any annual cash incentive pursuant to the applicable incentive plan that covers the Executive, which incentive would be paid or payable if the Executive and the Bank were to satisfy all performance-related conditions to the Executive receiving the annual incentive at target for the (i) Bank’s fiscal year in which the Date of Termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), with such amount pro-rated through the Date of Termination or, (ii) if greater, the Executive’s annual incentive at target in effect immediately before the Change in Control, with such amount pro-rated through the Date of Termination; and

(iii)           Cash Severance.  An amount equal to the three times (a) the Executive’s Base Salary, and (b) the greater of the (i) average cash incentive earned in the prior two (2) calendar years, or (ii) the cash incentive that would be paid or payable to the Executive receiving the annual incentive at target for the Bank’s fiscal year in which the Date of Termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), as if the Executive and the Bank were to satisfy all performance-related conditions.

(b)           Insurance Coverage.  If the Executive’s employment is terminated under circumstances which entitle the Executive to termination benefits under Section 3(a), for three years following the Date of Termination, the Employer will continue to provide the Executive with life insurance coverage and non-taxable medical (but excluding any disability coverage) and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Employer for the Executive immediately prior to his termination under the same cost-sharing arrangements that apply for active employees of the Employer as of the Executive’s Date of Termination.  If the Employer cannot provide one or more of the benefits set forth in this paragraph because the Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Employer to penalties, then the Employer shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the cost of such insurance premiums or the cost of the remaining insurance premiums at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of the Executive’s Date of Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Employer to penalties.

4.           LIMITATION ON PAYMENTS UNDER CERTAIN CIRCUMSTANCES.

(a)           In the event the receipt of all payments or distributions in the nature of compensation (within the meaning of Code Section 280G(b)(2)), whether paid or payable pursuant to Agreement or otherwise (the “Change in Control Benefits”) would subject the Executive to an excise tax imposed by Code Sections 280G and 4999, then the payments and/or benefits payable under this Agreement (the “Payments”) shall be reduced by the minimum amount necessary so that no portion of the Payments under this Agreement are non-deductible to the Bank pursuant to Code Section 280G and subject to the excise tax imposed under Code Section 4999 of the Code (the “Reduced Amount”).  Notwithstanding the foregoing, the Payments shall not be reduced if it is determined that without such reduction, the Change in Control Benefits received by the Executive on a net after-tax basis (including without limitation, any excise taxes payable under Code Section 4999) is greater than the Change in Control Benefits that the Executive would receive, on a net after-tax benefit, if the Executive is paid the Reduced Amount under the Agreement.

(b)           If it is determined that the Payments should be reduced since the Executive would not have a greater net after-tax amount of aggregate Payments, the Bank shall promptly give the Executive notice to that effect and a copy of the detailed calculations thereof.  All determinations made under this Section 4 shall be binding upon the Executive and shall be made as soon as reasonably practicable and in no event later than ten (10) days prior to the Date of Termination.

5.           NOTICE OF TERMINATION.

(a)           Any purported termination by the Employer or by the Executive in connection with a Change in Control shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)           If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event that the Executive is terminated for reasons other than Termination for Cause, the Employer will continue to pay Executive the payments and benefits due under this Agreement in effect when the notice giving rise to the dispute was given (including, but not limited to, his annual salary) until the earlier of: (i) the resolution of the dispute in accordance with this Agreement; or (ii) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.

6.           SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank or the Company, as appropriate, and there shall be no duplication of payments. Further, the Company guarantees such payments and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

7.           EFFECT ON EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Employer and Executive.  This Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Employer or shall impose on the Employer any obligation to employ or retain Executive in its employ for any period.

8.           NON-DISCLOSURE.

 The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Employer, as it may exist from time to time, is a valuable, special and unique asset of the business of the Employer. The Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Employer or their affiliates to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer or their affiliates. In the event of a breach or threatened breach by the Executive of the provisions of this Section 8, the Employer will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employer or their affiliates or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Employer from pursuing other remedies available for such breach or threatened breach, including the recovery of damages from the Executive.

9.           NO ATTACHMENT.

(a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Employer and their respective successors and assigns.

10.           MODIFICATION AND WAIVER.

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.           REQUIRED PROVISIONS.

(a)           Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

(b)           To the extent required to avoid penalties under Section 409A of the Code, the cash severance payable under this Agreement shall be delayed until the first day of the seventh month following the Executive’s Date of Termination.

(c)           For purposes of this Agreement, a “termination of employment” shall mean a “Separation from Service” as defined in Section 409A of the Code and the regulations promulgated thereunder, such that the Employer and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after a termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period.

12.           SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.

13.           HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14.           GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

15.           ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Employer’ main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.           PAYMENT OF COSTS AND LEGAL FEES.

All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employer if the Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement and such reimbursement shall occur as soon as practicable but not later than two and one-half months after the dispute is settled or resolved in the Executive’s favor.

17.           INDEMNIFICATION.

The Employer shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Massachusetts law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Employer (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities); such expenses and liabilities to include, but not to be limited to, judgments, court costs and attorneys’ fees and the costs of reasonable settlements.

18.           SUCCESSOR TO THE EMPLOYER.

The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer, to expressly and unconditionally assume and agree to perform the Employer’ obligations under this Agreement in the same manner and to the same extent that the Employer would be required to perform such obligations if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first written above.

ATTEST:	BERKSHIRE HILLS BANCORP, INC.

/s/ Wm. Gordon Prescott	By: /s/ Michael P. Daly
Corporate Secretary	Michael P. Daly, President and CEO

ATTEST:	BERKSHIRE BANK

/s/ Wm. Gordon Prescott	By: /s/ Michael P. Daly
Secretary	Michael P. Daly, CEO

WITNESS:	EXECUTIVE

/s/ Wm. Gordon Prescott	By: /s/ James M. Moses
Witness	James M. Moses